Filed Pursuant to Rule 424(b)(2)
Registration No. 333-195927

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 22, 2014)

$350,000,000

3.800% Senior Notes due 2025

We will pay interest on the 3.800% senior notes due 2025 (the “Notes”) on May 25 and November 25 of each year, beginning May 25, 2016. The Notes will mature on November 25, 2025. We may redeem the Notes in whole at any time or in part from time to time, at our option, at the redemption prices set forth under “Description of Notes—Optional Redemption” in this prospectus supplement. If we experience a change of control triggering event, we may be required to offer to repurchase the Notes from holders. See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event” in this prospectus supplement.

The Notes will be our unsecured obligations and will rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness. The Notes will be issued in fully registered book-entry form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Investing in these securities involves risks. See the risks described under “Risk Factors” beginning on page S-7 of this prospectus supplement and those described as risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

	Public Offering Price(1)	Underwriting Discount	Proceeds to Us (before expenses)
Per Note	99.975%	0.700%	99.275%
Total	$349,912,500	$2,450,000	$347,462,500

(1)	Plus accrued interest, if any, from November 25, 2015, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. on or about November 25, 2015, against payment therefor in immediately available funds.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Wells Fargo Securities

Co-Manager

BB&T Capital Markets

The date of this prospectus supplement is November 20, 2015.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering, the Notes and matters relating to us and our financial performance and condition. The second part, the accompanying prospectus dated May 22, 2014, gives more general information, some of which does not apply to this offering.

Except as otherwise indicated, all references in this prospectus supplement to “the Company,” “our company,” “we,” “us” and “our” refer to Coca-Cola Bottling Co. Consolidated and its consolidated subsidiaries.

If the information in this prospectus supplement varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. In various places in this prospectus supplement and the accompanying prospectus, we refer you to sections of other documents for additional information by indicating the caption heading of the other sections. All cross-references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise indicated.

Before you invest in the Notes, you should carefully read this prospectus supplement and the accompanying prospectus. For more information about us, you should also read the documents we have referred you to under “Where You Can Find More Information” in this prospectus supplement. The shelf registration statement described in the accompanying prospectus, including the exhibits thereto and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, can be read at the Securities and Exchange Commission’s (the “SEC”) web site or at the SEC’s Public Reference Room as described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized any other person, including any dealer, salesperson or other individual, to provide you with different information or to make any representations other than those contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as provided by law. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein, as well as information included in future filings by us with the SEC and information contained in written material, news releases and oral statements issued by us or on our behalf may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include information relating to, among other matters, our future prospects, developments and business strategies for our operations, including statements regarding our ongoing work on agreements for future territory expansion and acquisition of manufacturing facilities from The Coca-Cola Company and its affiliates that we believe will provide us with the opportunity for future growth. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the Company and the industry in which we operate and management’s beliefs and assumptions, along with currently available competitive, financial and economic data, and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. Words such as “may,” “should,” “expect,” “estimate,” “project,” “predict,” “plan,” “believe,” “seek,” “intend,” “potential,” “continue,” “anticipate,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict, and actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. These risks and uncertainties include, among other things: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; and the concentration of our capital stock ownership. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 filed with the SEC and the description of material changes therein or updated version thereof included in our Quarterly Reports on Form 10-Q filed with the SEC thereafter.

You should carefully read this prospectus supplement, the accompanying prospectus, any related free writing prospectus and the documents incorporated by reference herein and therein in their entirety. They contain information that you should consider when making your investment decision.

S-iii

SUMMARY

The summary description of our business and this offering included below highlights information incorporated by reference or contained elsewhere in this prospectus supplement and the accompanying prospectus. These summaries are not intended to be complete and do not contain all of the information that may be important to you and that you should consider about our business and the terms of this offering before investing in the Notes. For a more complete understanding of our company and this offering, you should carefully read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectus and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus (including our financial statements and the notes thereto) before making an investment decision. Our fiscal year ends on the Sunday closest to December 31 of each year. Fiscal 2014 ended on December 28, 2014.

Our Company

For more than 100 years, Coca-Cola Bottling Co. Consolidated (the “Company,” “we,” “us” or “our”) has produced, bottled, marketed, and distributed non-alcoholic beverages, primarily products of The Coca-Cola Company. We are the largest independent, and only publicly-traded, bottler and distributor of ready-to-drink non-alcoholic beverage products of The Coca-Cola Company in the United States, where we operate in 13 states, located primarily in the southeastern United States. For fiscal 2014, the Company had net sales of $1.7 billion and net income of $31.4 million.

Nonalcoholic beverage products can be broken down into two categories:

•	Sparkling beverages—beverages with carbonation, including energy drinks; and

•	Still beverages—beverages without carbonation, including bottled water, tea, ready-to-drink coffee, enhanced water, juices and sports drinks.

Sales of sparkling and still beverages were approximately 81% and 19%, respectively, of total net sales for fiscal 2014.

The Company holds agreements under which it produces, distributes and markets, in certain regions sparkling beverages of The Coca-Cola Company. The Company also holds agreements under which it distributes and markets in certain regions still beverages of The Coca-Cola Company such as POWERade, vitaminwater and Minute Maid Juices To Go and produces, distributes and markets Dasani water products. In addition, the Company produces beverages for other Coca-Cola bottlers.

The Company holds agreements to produce, distribute and market Dr Pepper in certain regions. The Company also distributes and markets various other products, including Monster Energy products and Sundrop, in one or more of the Company’s regions, under agreements with the companies that hold and license the use of their trademarks for these beverages.

The Company’s principal sparkling beverage is Coca-Cola. In fiscal 2014, sales of products bearing the “Coca-Cola” or “Coke” trademark accounted for more than half of the Company’s bottle/can volume to retail customers. In total, products of The Coca-Cola Company accounted for approximately 88% of the Company’s bottle/can volume to retail customers during fiscal 2014.

The Company offers a range of flavors designed to meet the demands of the Company’s consumers. The main packaging materials for the Company’s beverages are plastic bottles and aluminum cans. In addition, the Company provides restaurants and other immediate consumption outlets with fountain products. Fountain products are dispensed through equipment that mixes the fountain syrup with carbonated or still water, enabling fountain retailers to sell finished products to consumers in cups or glasses.

The following table sets forth some of the Company’s most important products, including both products that The Coca-Cola Company and other beverage companies have licensed to the Company.

The Coca-Cola Company
Sparkling Beverages (including Energy Products)	Still Beverages	Products Licensed by Other Beverage Companies
Coca-Cola	glacéau smartwater	Dr Pepper
Diet Coke	glacéau vitaminwater	Diet Dr Pepper
Coca-Cola Zero	Dasani	Sundrop
Coca-Cola Life	Dasani Flavors	Monster Energy products
Sprite	POWERade	Full Throttle
Fanta Flavors	POWERade Zero	NOS®
Sprite Zero	Minute Maid Adult Refreshments
Mello Yello	Minute Maid Juices To Go
Cherry Coke	Gold Peak tea
Seagrams Ginger Ale	FUZE
Cherry Coke Zero
Diet Coke Splenda®
Fresca
Pibb Xtra
Barqs Root Beer
TAB

We serve as a critical execution partner for The Coca-Cola Company and other beverage companies whose products we license and take to market. The scale of our current operations is evidenced by the following:

•	we currently serve a geographic region with a growing population base and favorable demographics that has an average per capita soft drink consumption rate that exceeds the United States average;

•	we have a competitive position throughout the markets we serve, being either the leader or second place in sales of sparkling beverages across five key distribution channels; and

•	our current operating platform consists of five production facilities and 58 distribution facilities, and we employ approximately 9,000 people dedicated to producing, selling, and delivering our products.

We are in the midst of a major transformative period in our history as we significantly expand our distribution operations, specifically by acquiring additional distribution territories and acquiring distribution rights for new beverage brands, including products of Monster Energy Company. As part of The Coca-Cola Company’s plans to refranchise a substantial portion of its North American bottling territories, we are expanding our distribution territory through a series of agreements and transactions with The Coca-Cola Company and with Coca-Cola Refreshments, Inc. (“CCR”), a wholly-owned subsidiary of The Coca-Cola Company. In most of these transactions, we obtain sub-bottling rights from CCR pursuant to comprehensive beverage agreements granting us exclusive rights to distribute, promote, market and sell certain beverages owned and licensed by The Coca-Cola Company in exchange for the Company agreeing to make a quarterly sub-bottling payment to CCR on a continuing basis. We also execute a definitive acquisition agreement in these transactions in order to acquire rights to distribute certain beverage brands not owned or licensed by The Coca-Cola Company (“cross-licensed brands”) but that are distributed by CCR in the applicable territory and also to acquire certain assets related to the distribution of The Coca-Cola Company brands and cross-licensed brands. Since May 2014, we have completed six of these transactions and one transaction structured as an asset exchange. As a result of these completed transactions, we now have distribution operations in 13 states covering the majority of North Carolina, South Carolina and West Virginia, and portions of Alabama, Mississippi, Indiana, Illinois, Tennessee, Kentucky, Virginia, Pennsylvania, Georgia and Florida. In 2016, we anticipate closing on the remaining distribution territories under the September 2015 purchase agreement with CCR, which are located in portions of Virginia, Maryland and the District of Columbia. By the end of 2017, we anticipate completing all of the then remaining distribution territory acquisitions contemplated in the May 2015 letter of intent with The Coca-Cola Company, which would include central and southern Ohio, northern Kentucky and parts of Indiana and Illinois. If we complete these distribution territory acquisitions, we would have distribution operations in 16 states and the District of Columbia.

In addition to the distribution territory acquisitions, we signed a letter of intent with The Coca-Cola Company in September 2015 to purchase six manufacturing facilities and related manufacturing assets from CCR. Three of these manufacturing facilities are now subject to a definitive asset purchase agreement signed in October 2015, and we anticipate closing on the first of these facilities early in 2016. If we acquire these six facilities, we would operate a total of 11 manufacturing facilities. In connection with our expanded manufacturing operations and role in the national Coca-Cola product supply system, we entered into an agreement with The Coca-Cola Company and three other regional producing bottlers in October 2015 to form a national product supply group (“NPSG Agreement”). The NPSG Agreement establishes the framework for Coca-Cola system strategic infrastructure investment and divestment planning, network optimization of all plant to distribution center sourcing and new product/packaging infrastructure planning. Under the NPSG Agreement, each of the other regional producing bottlers and the Company have agreed to make investments in their respective manufacturing assets and implement Coca-Cola system strategic investment opportunities that are approved by the governing board of the national product supply group and consistent with the terms of the NPSG Agreement.

J. Frank Harrison, III, our Chairman of the Board and Chief Executive Officer, currently owns or controls approximately 86% of the combined voting power of our outstanding common stock and Class B common stock. The Coca-Cola Company currently owns approximately 5% of the combined voting power of our outstanding common stock and Class B common stock. The Coca-Cola Company has a contractual right to designate one individual for nomination to our board of directors. Mr. Harrison and trustees of certain trusts established for the benefit of certain relatives of Mr. Harrison have agreed to vote the shares which they control in favor of such designee.

We were incorporated in Delaware in 1980. Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211 and our telephone number is (704) 557-4400.

Our web site is http://www.cokeconsolidated.com. Information contained in, or accessible through, our web site is not a part of, and is not incorporated in, this prospectus supplement or the accompanying prospectus.

The Offering

The following summary describes the principal terms of the Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the Notes. In this “Summary—The Offering” section, all references to “we,” “us” and “our” refer only to Coca-Cola Bottling Co. Consolidated and not to any of its subsidiaries.

Issuer	Coca-Cola Bottling Co. Consolidated

Securities Offered	$350 million aggregate principal amount of 3.800% senior notes due 2025 (the “Notes”)

Maturity Date	The Notes will mature on November 25, 2025.

Interest Rate	The Notes will bear interest at the rate of 3.800% per annum.

Interest Payment Dates	Interest will accrue on the Notes from the date of issuance and will be payable semi-annually in arrears on each May 25 and November 25, commencing May 25, 2016.

Ranking	The Notes will be our unsecured obligations and will rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including trade payables. As of September 27, 2015, we had no secured indebtedness (other than capital leases) and approximately $548.9 million of indebtedness outstanding on a consolidated basis, all of which would rank equally with the Notes. See “Description of Notes—Ranking” in this prospectus supplement and “Description of Debt Securities—General” in the accompanying prospectus.

Optional Redemption	We may redeem the Notes, in whole or in part, at any time prior to August 25, 2025 (three months prior to the maturity date of the Notes) at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a rate equal to the Treasury Rate plus 25 basis points.

We will also pay the accrued and unpaid interest on the Notes to, but excluding, the redemption date.

In addition, at any time on or after August 25, 2025 (three months prior to the maturity date of the Notes), we may redeem the Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.

See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event
If a Change of Control Triggering Event (as defined in “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event”) occurs, you will have the right to require us to purchase all or a portion of your Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes to the date of purchase (unless we have exercised our right to redeem the Notes). See “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event.”

Use of Proceeds	We intend to use the net proceeds from the sale of the Notes to repay outstanding indebtedness under our revolving credit facility. We currently intend to use any remaining net proceeds for general corporate purposes, which may include, without limitation, financing acquisitions of additional franchise territories or other assets from The Coca-Cola Company or its affiliates, capital expenditures, working capital needs and general and administrative expenses. See “Use of Proceeds.”

Restrictive Covenants	The indenture governing the Notes contains a limitation on our ability to incur or guarantee indebtedness that is secured by a mortgage on any of our principal properties, subject to certain exceptions. The indenture also limits our ability to enter into certain sale and leaseback transactions with respect to our principal properties. See “Description of Debt Securities—Certain Covenants with Respect to Debt Securities” in the accompanying prospectus for more information.

Form and Denominations	We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the indenture. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances	We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes in all respects, as described under “Description of Notes—General.”

No Listing	We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system.

Conflicts of Interest	Because more than 5% of the net proceeds from this offering may be used to repay outstanding borrowings under our revolving credit facility to certain of the underwriters or their affiliates, this offering will be conducted in accordance with FINRA Rule 5121. See “Underwriting—Conflicts of Interest.”

Risk Factors	Investing in the Notes involves risks. See “Risk Factors” for a description of certain risks you should particularly consider before investing in the Notes.

Governing Law	The indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

You should carefully consider the following risk factors and the information discussed in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 27, 2015, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. The following is not intended as, and should not be construed as, an exhaustive list of relevant risk factors. There may be other risks that a prospective investor should consider that are relevant to its own particular circumstances or generally.

Some of our operations are conducted through our subsidiaries, which results in structural subordination and may affect our ability to make payments on the Notes.

Since we conduct some of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of the Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. As of September 27, 2015, we had approximately $548.9 million of debt outstanding on a consolidated basis, all of which would rank equally with the Notes. The indenture does not limit the incurrence of unsecured debt by us or our subsidiaries.

The Notes are not secured by any of our assets and any secured creditors would have a priority claim on our assets.

The Notes are not secured by any of our assets. The terms of the indenture permit us to incur a certain amount of secured indebtedness without equally and ratably securing the Notes. If we become insolvent or are liquidated, or if payment under any of the agreements governing any secured debt is accelerated, the lenders under our secured debt agreements, if any, will be entitled to exercise the remedies available to a secured lender. Accordingly, the lenders will have a priority claim on our assets to the extent of their liens, and it is possible that there will be insufficient assets remaining from which claims of the holders of the Notes can be satisfied. As of September 27, 2015, we had no secured indebtedness (other than capital leases).

Negative covenants in the indenture offer only limited protection to holders of the Notes.

The indenture governing the Notes contains negative covenants that apply to us and our subsidiaries. However, the indenture does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or pay dividends or make other payments in respect of our common stock, Class B common stock or other securities ranking junior to the Notes.

In addition, the limitation on secured indebtedness covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, grant or incur liens or security interests to secure a certain amount of indebtedness and a variety of other obligations without equally and ratably securing the Notes. See “Description of Debt Securities—Certain Covenants with Respect to Debt Securities.” In light of these exceptions, holders of the Notes may be structurally subordinated to new lenders.

Credit ratings assigned to the Notes may not reflect all risks of your investment in the Notes.

The credit ratings assigned to the Notes are limited in scope and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agency, if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes, upgrades or downgrades in the credit ratings assigned to the Notes, including any announcement that such ratings are under further review for an upgrade or downgrade, could affect the market value of the Notes and, in the event of a downgrade, increase our corporate borrowing costs.

We may not have the ability to raise the funds necessary to finance the offer to repurchase the Notes upon a Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event (as defined in “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event”), we will be required to offer to repurchase all of the Notes. We cannot assure you that we will have sufficient funds available to make any required repurchases of the Notes upon such an event. Any failure to repurchase tendered Notes would constitute a default under the indenture which, in turn, would constitute a default under our revolving credit facility. A default could result in the declaration of the principal and interest on all the Notes and our indebtedness outstanding under the revolving credit facility to be due and payable.

An active trading market for the Notes may not develop or, if developed, be maintained.

The Notes are a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or on any automated dealer quotation system. We cannot assure you that an active trading market will develop or, if developed, be maintained for the Notes. The underwriters may make a market in the Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. If an active trading market develops for the Notes, the Notes may trade at a discount from their initial offering price, depending on prevailing interest rates, the markets for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the prices, if any, offered for your Notes or your ability to sell your Notes when desired or at all.

We may choose to redeem the Notes when prevailing interest rates are relatively low.

The Notes are redeemable at our option and we may choose to redeem some or all of the Notes from time to time, especially when prevailing interest rates are lower than the rates borne by the Notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in comparable securities at effective interest rates as high as the interest rates on the Notes being redeemed. See “Description of Notes—Optional Redemption.”

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $346.5 million, after deducting our offering expenses and the underwriting discount. We intend to use the net proceeds from the sale of the Notes to repay outstanding indebtedness under our revolving credit facility, which has a scheduled maturity date of October 16, 2019. As of the date of this prospectus supplement, the interest rate applicable to borrowings under our revolving credit facility is approximately 1.225%. We currently intend to use any remaining net proceeds from the sale of the Notes for general corporate purposes, which may include, without limitation:

•	financing acquisitions of additional franchise territories or other assets from The Coca-Cola Company or its affiliates;

•	capital expenditures;

•	working capital needs; and

•	general and administrative expenses.

The amounts and timing of our use of the net proceeds from this offering not used to repay outstanding indebtedness under our revolving credit facility will depend on a number of factors, such as the timing and progress of our acquisition of the additional franchise territories. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering not used to repay outstanding indebtedness under our revolving credit facility. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

We may temporarily invest any net proceeds prior to their use for the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 27, 2015:

•	on an actual basis; and

•	on an as adjusted basis to give effect to this offering and the use of the proceeds to repay outstanding indebtedness under our revolving credit facility. See “Use of Proceeds.”

You should read this table together with the financial statements and other financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 27, 2015
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$40,491	$112,004

Short-term debt(1)	164,757	164,757

Long-term debt:
7.00% senior notes due 2019	109,155	109,155
Notes being offered hereby	—	350,000
Revolving credit facility	275,000	—

Total long-term debt	384,155	459,155

Obligations under capital leases	57,450	57,450

Equity:
Common stock, $1.00 par value	10,204	10,204
Class B common stock, $1.00 par value	2,777	2,777
Class C common stock, $1.00 par value	—	—
Capital in excess of par value	113,064	113,064
Retained earnings	258,704	258,704
Accumulated other comprehensive loss	(88,659)	(88,659)
Less—Treasury stock, at cost:
Common stock—3,062,374 shares	60,845	60,845
Class B common stock—628,114 shares	409	409

Total equity of Coca-Cola Bottling Co. Consolidated	234,836	234,836
Noncontrolling interest	78,056	78,056

Total equity	312,892	312,892

Total capitalization	$919,254	$994,254

(1)	Represents 5.00% senior notes due June 15, 2016.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The selected financial data for each of the fiscal years in the five-year period ended December 28, 2014 has been derived from our audited consolidated financial statements. The selected financial data for and as of the nine months ended September 27, 2015 and September 28, 2014 has been derived from our unaudited consolidated financial statements. The unaudited financial information, in the opinion of management, has been prepared on a basis consistent with our audited financial statements and contains all adjustments necessary for a fair presentation of the information for the periods presented. The results for the nine months ended September 27, 2015 may not be indicative of the results to be achieved for the entire fiscal year. You should read the information set forth below in conjunction with our consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Information Incorporated by Reference.”

	Nine Months Ended		Fiscal Year Ended
	September 27, 2015	September 28, 2014	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
	(Dollars in thousands)
Summary of operations:
Net sales	$1,686,742	$1,305,731	$1,746,369	$1,641,331	$1,614,433	$1,561,239	$1,514,599
Cost of sales	1,026,516	778,936	1,041,130	982,691	960,124	931,996	873,783
Selling, delivery and administrative expenses	577,323	454,969	619,272	584,993	565,623	541,713	544,498

Total costs and expenses	1,603,839	1,233,905	1,660,402	1,567,684	1,525,747	1,473,709	1,418,281

Income from operations	82,903	71,826	85,967	73,647	88,686	87,530	96,318
Interest expense, net	20,751	21,899	29,272	29,403	35,338	35,979	35,127
Other income (expense), net	(3,003)	—	(1,077)	—	—	—	—
Gain on exchange of franchise territory	8,807	—	—	—	—	—	—
Gain on sale of business	22,651	—	—	—	—	—	—

Income before taxes	90,607	49,927	55,618	44,244	53,348	51,551	61,191
Income tax expense	31,174	17,789	19,536	12,142	21,889	19,528	21,649

Net income	59,433	32,138	36,082	32,102	31,459	32,023	39,542
Less: Net income attributable to noncontrolling interest	4,722	3,774	4,728	4,427	4,242	3,415	3,485

Net income attributable to Coca-Cola Bottling Co. Consolidated	$54,711	$28,364	$31,354	$27,675	$27,217	$28,608	$36,057

Period-end financial position:
Total assets	$1,710,847	$1,377,125	$1,433,076	$1,276,156	$1,283,474	$1,362,425	$1,307,622
Current portion of debt	$164,747	$—	$—	$20,000	$20,000	$120,000	$—
Current portion of obligations under capital leases	$6,945	$6,325	$6,446	$5,939	$5,230	$4,574	$3,866
Obligations under capital leases	$50,505	$54,243	$52,604	$59,050	$64,351	$69,480	$55,395
Long-term debt	$384,155	$443,709	$444,759	$378,566	$403,386	$403,219	$523,063
Total equity of Coca-Cola Bottling Co. Consolidated	$234,836	$215,821	$183,609	$191,320	$135,259	$129,470	$126,064

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the nine months ended September 27, 2015 and for each of the last five fiscal years is as follows:

	Nine Months Ended	Fiscal Year Ended
	September 27, 2015	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012	January 2, 2011
Ratio of Earnings to Fixed Charges(1)	4.91x	2.73x	2.38x	2.42x	2.36x	2.65x

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, “earnings” is the sum of (i) income before income taxes, (ii) interest expense, (iii) amortization of debt premium/discount and expenses and (iv) the interest portion of rent expense. “Fixed charges” is the sum of (i) interest expense, (ii) capitalized interest, (iii) amortization of debt premium/discount and expenses and (iv) the interest portion of rent expense.

DESCRIPTION OF NOTES

The following description of the particular terms of the Notes (referred to in the accompanying prospectus as “debt securities”) supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which description reference is hereby made.

In this description, all references to “our company,” “we,” “us” and “our” refer only to Coca-Cola Bottling Co. Consolidated and not to any of its subsidiaries.

General

The Notes will constitute a series of debt securities and will be issued under the indenture described in the accompanying prospectus.

The Notes will mature on November 25, 2025 and will bear interest from November 25, 2015 at the rate of 3.800% per year, payable semi-annually in arrears on May 25 and November 25 of each year, commencing on May 25, 2016. Interest on the Notes will be payable to the persons in whose names such Notes are registered at the close of business on the preceding May 10 and November 10. Interest payable on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

If any interest payment date or maturity or redemption date falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable from and after such interest payment date or maturity or redemption date, as the case may be, to such next business day. “Business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or obligated by law, regulation or executive order to close.

The Notes are originally being issued in the aggregate principal amount of $350 million. We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes in all respects. Any additional securities having such similar terms, together with the Notes being offered hereby, will constitute a single series of securities under the indenture. No such additional debt securities may be issued if an “event of default” (as such term is defined in the accompanying prospectus) has occurred and is continuing with respect to the Notes.

Ranking

The Notes will be our unsecured obligations and will rank equally and ratably with our existing and future unsecured and unsubordinated indebtedness. The Notes will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally subordinated to all existing and future indebtedness and liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that your right as a holder of the Notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. As of September 27, 2015, we had approximately $548.9 million of debt outstanding on a consolidated basis, all of which would rank equally with the Notes. The indenture does not limit the incurrence of unsecured debt by us or our subsidiaries. The indenture permits, subject to certain limitations, us and our Restricted Subsidiaries (as defined in the indenture) to incur secured debt.

Sinking Fund

There will be no sinking fund.

Optional Redemption

The Notes will be redeemable, in whole or in part, at any time prior to August 25, 2025 (three months prior to the maturity date of the Notes) at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•	the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed from the redemption date to the maturity date discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) plus 25 basis points.

We will also pay the accrued and unpaid interest on the Notes to, but excluding, the redemption date. We will calculate the redemption price.

In addition, at any time on or after August 25, 2025 (three months prior to the maturity date of the Notes), we may redeem the Notes, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. We will calculate the redemption price.

Notice of any redemption will be sent at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

The following terms are relevant to the determination of the redemption price if any of the Notes are redeemed:

“Comparable Treasury Issue” means the United States Treasury security selected by a Reference Treasury Dealer (as defined below) as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations;

•	if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations; or

•	if only one Reference Treasury Dealer Quotation is received, such quotation.

“Reference Treasury Dealer” means: each of (i) Citigroup Global Markets Inc., (ii) J.P. Morgan Securities LLC and (iii) a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC, (or their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (iv) any other Primary Treasury Dealer(s) selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price and accrued interest on the Notes to be redeemed on such date. If less than all the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot or otherwise in accordance with the procedures of DTC.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event (as defined below), unless we have exercised our right to redeem the Notes as described under “—Optional Redemption,” each holder of Notes will have the right to require us to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”); provided that the principal amount of a Note outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. In the Change of Control Offer we will offer to purchase the Notes for a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, on such Notes to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we will send, by first class mail (or otherwise transmit in accordance with the procedures of DTC), a notice to each holder of Notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control payment in respect of all Notes or portions of Notes properly tendered; and

•	deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us and the amount to be paid by the paying agent.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control payment upon a Change of Control Triggering Event.

We will be required to comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will be required to comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict and compliance.

“Acquiring Person” means any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than (a) us or one or more of our Subsidiaries (as defined below), (b) The Coca-Cola Company or one or more of its Subsidiaries or (c) J. Frank Harrison, III or one or more Harrison Family Members (as defined below).

“Change of Control” means the occurrence of any one of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our and our Subsidiaries’ assets taken as a whole to any Acquiring Person;

(2)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Acquiring Person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Equity (as defined below), measured by voting power rather than number of shares;

(3)	we consolidate with, or merge with or into, any Acquiring Person, or any Acquiring Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Equity or the Voting Equity of such other Acquiring Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Equity outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Equity of the surviving person immediately after giving effect to such transaction;

(4)	the first day on which the majority of the members of our board of directors ceases to be Continuing Directors;

(5)	the adoption of a plan relating to our liquidation or dissolution; or

(6)	the consummation of a so-called “going private/Rule 13e-3 transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which J. Frank Harrison, III or any Harrison Family Members beneficially own, directly or indirectly, more than 50% of our Voting Equity, measured by voting power rather than number of shares.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (2) above if (i) we become a direct or indirect wholly-owned Subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Equity of such holding company immediately following that transaction are substantially the same as the holders of our Voting Equity immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Equity of such holding company.

“Change of Control Triggering Event” means the Notes cease to be rated Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change). Unless both of the Rating Agencies are providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be rated Investment Grade by both of the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of our board of directors who: (1) was a member of such board of directors on the date the Notes were issued; or (2) was nominated for election, elected or appointed to such board of directors by or with the approval (given either before or after such member’s election or appointment) of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment.

“Harrison Family Individuals” means (a) J. Frank Harrison, III, (b) his spouse and (c) the lineal descendants of J. Frank Harrison, Jr.

“Harrison Family Member” means (a) Harrison Family Individuals, (b) trusts, corporations, partnerships, limited partnerships, limited liability companies or other estate planning vehicles for the benefit of Harrison Family Individuals or (c) any other person; provided that, with respect to clauses (b) and (c), in the case of a trust, a majority of the trustees are Harrison Family Individuals, and in the case of any other person, one or more Harrison Family Individuals is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Equity, measured by voting power rather than number of shares, of such person.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P).

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if either Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act will be selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or all of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Financial, Inc., and its successors.

“Subsidiary” means, with respect to any person, any entity of which securities or other ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions of such entity are directly or indirectly owned or controlled by such person or one or more Subsidiaries of such person; provided, however, that Piedmont Coca-Cola Bottling Partnership shall be deemed to be a Subsidiary of ours so long as we own greater than a 50% economic interest therein.

“Voting Equity”of any specified person as of any date means the securities or other ownership interests of such person that are at the time entitled to vote generally in the election of the board of directors of such person or other persons performing similar functions.

Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. The Bank of New York Mellon Corporation has, and certain of its affiliates may from time to time have, banking and other relationships with us and certain of our affiliates.

Defeasance; Satisfaction and Discharge

The Notes are subject to the defeasance provisions described in the accompanying prospectus.

Under the indenture, we may also satisfy and discharge certain obligations to holders of Notes that have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds in an amount sufficient to pay the entire indebtedness on the Notes with respect to principal (and premium, if any) and interest, if any, to the date of such deposit (if the Notes have become due and payable) or to the maturity or the date of redemption of the Notes, as the case may be. As a condition to such satisfaction and discharge, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions to such satisfaction and discharge of the entire indebtedness on all Notes have been complied with.

Book-Entry; Delivery and Form

Global Notes

We will issue the Notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, which we refer to as Clearstream, or Euroclear Bank S.A./N.V., which we refer to as Euroclear, in Europe, either directly if they are participants in such systems (“Direct Participants”) or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have obtained the information in this section concerning DTC, Clearstream and Euroclear and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

We understand that:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•	DTC holds securities that the Direct Participants, its participants, deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•	Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations;

•	DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is owned by the users of its regulated subsidiaries;

•	access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience, and we make no representation or warranty of any kind with respect to these operations and procedures. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of Direct Participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be solely responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively referred to herein as the Terms and Conditions). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between Direct Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary. Such cross-market transactions, however, will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a Direct Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a Direct Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the indenture has occurred and is continuing, and DTC requests the issuance of certificated Notes; or

•	we determine not to have the Notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the Notes, but does not provide a complete analysis of all potential tax considerations.

This summary describes material U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes. We have based this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authority and current administrative rulings and practice, all as of the date hereof and which are subject to change, possibly on a retroactive basis, or to different interpretation. This summary applies to you only if you are an initial purchaser of the Notes who acquired the Notes at their “issue price” within the meaning of Section 1273 of the Code (the first price at which a substantial amount of Notes is sold to investors for cash, not including sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and if you hold the Notes as capital assets. A capital asset is generally an asset held for investment rather than as inventory or as property used in a trade or business.

This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to you in light of your particular investment or other circumstances. This summary also does not discuss the particular tax consequences that might be relevant to you if you are subject to special rules under the U.S. federal income tax laws. Special rules apply, for example, if you are:

•	a bank, thrift, regulated investment company or other financial institution or financial service company;

•	a broker or dealer in securities or foreign currency;

•	an insurance company;

•	a real estate investment trust;

•	a U.S. person that has a functional currency other than the U.S. dollar;

•	a partnership or other flow-through entity for U.S. federal income tax purposes;

•	a subchapter S corporation;

•	a person subject to alternative minimum tax;

•	a person who owns the Notes as part of a straddle, hedging transaction, constructive sale transaction, conversion transaction or other integrated transaction;

•	a trader that elects to use a mark-to-market method of accounting with respect to its securities holdings;

•	a tax-exempt entity;

•	a person who has ceased to be a U.S. citizen or to be taxed as a resident alien;

•	a foreign corporation that is classified as a “controlled foreign corporation” or a “passive foreign investment company” for U.S. federal income tax purposes; or

•	a person who acquires the Notes in connection with employment or other performance of services.

In addition, the following summary does not address all possible tax consequences related to acquisition, ownership and disposition of the Notes. In particular, except as specifically provided, it does not discuss any estate, gift, generation-skipping, transfer, state, local or foreign tax consequences, or the consequences arising under any tax treaty. We have not sought, and do not intend to seek, a ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions.

In certain circumstances (see the discussion of “—Optional Redemption” and “—Offer to Repurchase Upon Change of Control Triggering Event” under “Description of Notes”), we may pay amounts that are in excess of the stated interest and principal of the Notes. Certain debt instruments that provide for one or more contingent payments are subject to Treasury Regulations governing contingent payment debt instruments. A payment is not treated as a contingent payment under these Treasury Regulations if, as of the issue date of the debt instrument, the likelihood that such payment will be made is “remote” or such contingency is considered “incidental.” We intend to take the position that the possibility that any such excess payment will be made is remote or incidental and such possibility will not cause the Notes to be treated as contingent payment debt instruments. Our determination that these contingencies are remote or incidental is binding unless you disclose your contrary position to the IRS in the manner that is required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and it is possible that the IRS might take a different position from that described above, in which case the timing, character and amount of taxable income in respect of the Notes may be materially and adversely different from that described in this section. The remainder of this discussion assumes that the Notes are not contingent payment debt instruments.

Investors considering acquiring Notes should consult their tax advisors regarding the application and effect of the U.S. federal tax laws to their particular situations as well as any consequences arising under the laws of any state, local or foreign taxing jurisdictions or under any applicable tax treaty.

U.S. Holders

For purposes of this summary, you are a “U.S. Holder” if you are a beneficial owner of Notes and for U.S. federal income tax purposes are:

•	a citizen or individual resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any of the fifty states or the District of Columbia;

•	an estate the income of which is subject to federal income taxation regardless of its source; or

•	a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (b) the trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) or a partner in such partnership, you should consult your tax advisor regarding the U.S. federal income tax consequences of acquiring, investing in and disposing of the Notes.

Payment of Interest

All of the Notes bear interest at a fixed rate. You generally must include this interest in your gross income as ordinary interest income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

You generally will recognize gain or loss upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes equal to the difference between (a) the amount of cash proceeds and the fair market value of any property you receive (except to the extent attributable to accrued interest income not previously included in income, which will generally be taxable as ordinary income, or attributable to accrued interest previously included in income, which amount may be received without generating further taxable income), and (b) your adjusted tax basis in the Notes. Your tax basis in a Note generally will equal your cost of the Note reduced by the aggregate amount of payments on such Note (other than stated interest) made to you.

Gain or loss on the disposition of Notes will generally be capital gain or loss and will be long-term capital gain or loss if the Notes have been held for more than one year at the time of disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for a reduced rate of tax on long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Additional Medicare Tax

An additional Medicare tax is imposed on certain net investment income of certain individuals and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally includes interest, dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the taxable disposition of a Note) and certain other income, as reduced by any deductions properly allocable to such income or gain. If you are a U.S. Holder that is an individual, estate or trust, you should consult a tax advisor regarding the applicability of the Medicare tax to income and gains arising from your investment in the Notes.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments to certain recipients of principal and interest on a Note and the proceeds of the sale, exchange, redemption, retirement or other taxable disposition of a Note. If you are a U.S. Holder, you may be subject to backup withholding when you receive interest with respect to the Notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other taxable disposition of the Notes. In general, you can avoid this backup withholding by properly executing, under penalties of perjury, an IRS Form W-9 or suitable substitute form in a timely manner that provides:

•	your correct taxpayer identification number; and

•	a certification that (a) you are exempt from backup withholding because you come within an enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding.

If you do not provide your correct taxpayer identification number on IRS Form W-9 or suitable substitute form in a timely manner, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, including certain corporations and tax-exempt organizations, provided their exemptions from backup withholding are properly established. Amounts withheld pursuant to backup withholding are not an additional tax and may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish required information to the IRS.

Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not treated as a partnership for U.S. federal income tax purposes.

Payment of Interest

Generally, subject to the discussions below of backup withholding and FATCA (as defined below), if you are a Non-U.S. Holder, interest income that is not effectively connected with a U.S. trade or business will not be subject to U.S. federal income tax and withholding tax provided that:

•	you do not directly or indirectly, actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote;

•	you are not a “controlled foreign corporation” that is related to us actually or constructively through stock ownership; and

•	either (a) you provide a Form W-8BEN or W-8BEN-E, whichever is applicable, (or a suitable substitute form) signed under penalties of perjury that includes your name and address and certifies as to your Non-U.S. Holder status, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business provides a statement to us or our agent under penalties of perjury in which it certifies that a Form W-8BEN, W-8BEN-E, whichever is applicable, or a Form W-8IMY (together with appropriate attachments), or a suitable substitute form, has been received by it from you or a qualifying intermediary and furnishes us or our agent with a copy of that form.

Interest on the Notes which is not exempt from U.S. federal withholding tax as described above and is not effectively connected with a U.S. trade or business generally will be subject to U.S. federal withholding tax at a 30% rate (or, if applicable, a lower income tax treaty rate). We may be required to report annually to the IRS and to each Non-U.S. Holder the amount of interest paid to, and any tax withheld with respect to, each Non-U.S. Holder. If a Non-U.S. Holder is engaged in a trade or business in the U.S. and interest on a Note is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base, then such Non-U.S. Holder (although exempt from the 30% withholding tax) will generally be subject to U.S. federal income tax on that interest at graduated rates on a net income basis in the same manner as if the Non-U.S. Holder were a U.S. person as defined in the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

To claim the benefit of an income tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide to the applicable withholding agent a properly executed Form W-8BEN or W-8BEN-E, whichever is applicable, or Form W-8ECI, respectively. Under the Treasury Regulations, a Non-U.S. Holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us. Special certification and other rules apply to payments made through qualified intermediaries. Prospective investors should consult their tax advisors regarding the effect, if any, of these certification rules.

Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of Notes

If you are a Non-U.S. Holder, you generally will not be subject to the U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of the Notes, unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base); or

•	you are an individual and are present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition (as determined under the Code) and certain other conditions are met.

If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax on that gain at graduated rates on a net income basis in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. If you are described in the second bullet point above, any gain realized by you from the sale, exchange, redemption, retirement or other taxable disposition of the Notes will be subject to U.S. federal income tax at a 30% rate (or lower applicable treaty rate), which may be offset by certain U.S. source capital losses.

Information Reporting and Backup Withholding

If you are a Non-U.S. Holder, U.S. backup withholding will not apply to payments of interest on a Note if you provide the statement described in “—Non-U.S. Holders—Payment of Interest” to the applicable withholding agent, provided that the payor does not have actual knowledge that you are a U.S. person. Information reporting requirements may apply, however, to payments of interest on a Note with respect to Non-U.S. Holders.

Information reporting may apply to a payment of the proceeds of the sale of a Note effected through a “broker” (as defined in applicable Treasury Regulations).

Notwithstanding the foregoing, payment of the proceeds of any such sale of a Note effected outside the United States by a foreign office of any broker that has certain connections to the United States will not be subject to information reporting if the broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you otherwise establish an exemption.

Payment of the proceeds of any sale effected outside the United States by a foreign office of a broker is not subject to backup withholding. Payment of the proceeds of any such sale to or through the U.S. office of a broker is subject to information reporting and backup withholding requirements, unless you provide the statement described in “—Non-U.S. Holders—Payment of Interest” or otherwise establish an exemption.

Foreign Account Tax Compliance Act Withholding

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance issued thereunder (“FATCA”) impose a 30% withholding tax on any U.S.-source interest paid on debt obligations such as the Notes and on the gross proceeds from a disposition of such obligations paid after December 31, 2018, in each case, if paid to certain non-U.S. entities, including certain “foreign financial institutions” or “non-financial foreign entities” (each as defined in the Code), including when acting as an intermediary, unless such non-U.S. entity complies with certain disclosure and reporting obligations under FATCA. You should consult with your own tax advisor regarding the implications of FATCA on an investment in the Notes.

UNDERWRITING

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement dated the date hereof among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	$112,000,000
J.P. Morgan Securities LLC	112,000,000
Wells Fargo Securities, LLC	108,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	17,500,000

Total	$350,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose to offer the Notes initially to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount of the Notes on sales to other dealers. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of this offering, not including the underwriting discount, are estimated at $950,000 and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for the listing of the Notes on any securities exchange or for quotation of such Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop or, if developed, will be maintained.

If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

The underwriters and their respective affiliates are full service financial institutions that have engaged in, and may in the future engage in, investment banking, commercial banking and other commercial dealings in the ordinary course of business with us or our affiliates. In particular, the affiliates of some of the underwriters are participants in our multi-year revolving credit facility described in our filings with the SEC. They have received, or may in the future receive, customary fees and commissions or other payments for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of these underwriters or their affiliates routinely hedge, and certain others of these underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As described in “Use of Proceeds,” we intend to use the net proceeds from this offering to repay amounts outstanding under our revolving credit facility. Because of the manner in which the proceeds will be used, the offering will be conducted in accordance with FINRA Rule 5121. In accordance with that rule, no “qualified independent underwriter” is required because the Notes offered are investment grade rated, as that term is defined in the rule.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus

Directive (as defined below) is implemented in that Relevant Member State it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by us for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In addition, each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

This prospectus has not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person residing in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

The legality of the Notes will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina, and for the underwriters by Mayer Brown LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 28, 2014 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the Expansion Territories (as defined in the Annual Report on Form 10-K for the fiscal year ended December 28, 2014) the Company acquired during 2014) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus supplement concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the caption “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and at the offices of the NASDAQ Global Select Market located at 1735 K. Street, N.W., Washington, D.C. 20006.

We make available free of charge through our web site at http://www.cokeconsolidated.com copies of the reports, proxy statements and other information we file with the SEC. The information on our web site is not a part of this prospectus supplement or the accompanying prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, including those sections incorporated by reference from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 30, 2015;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2015 (and an amendment thereto on Form 10-Q/A), June 28, 2015 and September 27, 2015; and

•	our Current Reports on Form 8-K filed with the SEC on January 30, 2015, February 18, 2015, February 27, 2015, April 1, 2015, April 29, 2015, May 1, 2015, May 13, 2015, May 18, 2015, May 22, 2015, July 23, 2015, August 14, 2015, August 24, 2015, September 28, 2015 and November 2, 2015.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement, in the accompanying prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference in that document. Such requests should be directed to the attention of our Corporate Secretary at the following address and telephone number:

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Telephone: (704) 557-4400

PROSPECTUS

Coca-Cola Bottling Co. Consolidated

$500,000,000

Debt Securities

Preferred Stock

Common Stock

Class C Common Stock

We may use this prospectus to offer and sell from time to time, together or separately, debt securities, preferred stock, common stock and Class C common stock. The debt securities and preferred stock may be convertible into or exchangeable for common stock or Class C common stock or other of our securities. The aggregate initial offering price of all securities sold under this prospectus will not exceed $500,000,000, or the equivalent of this amount in foreign currencies or foreign currency units. Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “COKE.”

We may offer and sell these securities to or through one or more underwriters or dealers, through one or more agents, or directly to purchasers, on a delayed or continuous basis. This prospectus provides you with a general description of the securities we may offer and sell. The specific terms of any securities to be offered will be provided in a supplement to this prospectus and, if applicable, a free writing prospectus. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus.

You should read this prospectus, any prospectus supplement and any related free writing prospectus carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” on page 2 of this prospectus, as well as the other information contained or incorporated by reference in this prospectus, any prospectus supplement and any related free writing prospectus, before making a decision to invest in our securities.

Our principal executive offices are located at 4100 Coca-Cola Plaza, Charlotte, North Carolina 28211, and our telephone number at that location is (704) 557-4400.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 22, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this process, we may offer and sell from time to time any combination of the securities described in this prospectus in one or more offerings up to an aggregate dollar amount of $500,000,000, or the equivalent of this amount in foreign currencies or foreign currency units.

This prospectus provides you with a general description of the securities we may offer and sell. Each time we sell securities pursuant to this prospectus, we will provide a supplement to this prospectus and, if applicable, a free writing prospectus that will contain specific information about the offering and the terms of the particular securities to be offered. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and in any prospectus supplement or free writing prospectus, you should rely on the information in that prospectus supplement or free writing prospectus, as applicable. You should carefully read this prospectus, any prospectus supplement and any related free writing prospectus, together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement of which this prospectus is a part, including the exhibits to the registration statement, provides additional information about us and the securities. Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference in this prospectus or by any other method as may then be permitted under applicable law, rules or regulations. The registration statement, including the exhibits to the registration statement and any post-effective amendment thereto, can be obtained from the SEC, as described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, the related prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the cover page of the specific document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

Except as otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “we,” “us,” “our” and similar terms refer to Coca-Cola Bottling Co. Consolidated and its consolidated subsidiaries.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC, which are incorporated by reference in this prospectus. Additional risks and uncertainties not presently known to us or that we currently deem immaterial could materially affect our business, results of operations or financial position and cause the value of our securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus, as well as information included in future filings by us with the SEC and information contained in written material, news releases and oral statements issued by us or on our behalf may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements include information relating to, among other matters, our future prospects, developments and business strategies for our operations, including statements regarding our ongoing work on agreements for the proposed territory expansion that is described in the Letter of Intent, dated as of April 15, 2013, with The Coca-Cola Company that we believe will provide us with the opportunity for growth in contiguous territories where we can leverage our current infrastructure and operational capabilities. These forward-looking statements are identified by the use of words such as “expect,” “estimate,” “project,” “believe,” “intend,” “anticipate,” and similar expressions. These forward-looking statements are based on currently available competitive, financial and economic data along with our operating plans and are subject to future events and uncertainties that could cause anticipated events not to occur or actual results to differ materially from historical or anticipated results. As such, the forward-looking statements are not guarantees of future performance, and actual results may vary materially from the projected results and expectations discussed. Among the events or uncertainties which could adversely affect future periods are: lower than expected selling pricing resulting from increased marketplace competition; changes in how significant customers market or promote our products; changes in our top customer relationships; changes in public and consumer preferences related to nonalcoholic beverages; unfavorable changes in the general economy; miscalculation of our need for infrastructure investment; our inability to meet requirements under beverage agreements; material changes in the performance requirements for marketing funding support or our inability to meet such requirements; decreases from historic levels of marketing funding support; changes in The Coca-Cola Company’s and other beverage companies’ levels of advertising, marketing and spending on brand innovation; the inability of our aluminum can or plastic bottle suppliers to meet our purchase requirements; our inability to offset higher raw material costs with higher selling prices, increased bottle/can sales volume or reduced expenses; sustained increases in fuel costs or our inability to secure adequate supplies of fuel; sustained increases in workers’ compensation, employment practices and vehicle accident claims costs; sustained increases in the cost of employee benefits; product liability claims or product recalls; technology failures; changes in interest rates; the impact of debt levels on operating flexibility and access to capital and credit markets; adverse changes in our credit rating (whether as a result of our operations or prospects or as a result of those of The Coca-Cola Company or other bottlers in the Coca-Cola system); changes in legal contingencies; legislative changes affecting our distribution and packaging; adoption of significant product labeling or warning requirements; additional taxes resulting from tax audits; natural disasters and unfavorable weather; global climate change or legal or regulatory responses to such change; issues surrounding labor relations; bottler system disputes; our use of estimates and assumptions; changes in accounting standards; impact of obesity and health concerns on product demand; public policy challenges regarding the sale of soft drinks in schools; the impact of volatility in the financial markets on access to the credit markets; the impact of acquisitions of bottlers by their franchisors; and the concentration of our capital stock ownership. Additional information regarding the risks and uncertainties which may affect our business operations and financial performance can be found in our filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

OUR COMPANY

Coca-Cola Bottling Co. Consolidated produces, markets and distributes nonalcoholic beverages, primarily products of The Coca-Cola Company, which include some of the most recognized and popular beverage brands in the world. We were incorporated in 1980 and, together with our predecessors, have been in the nonalcoholic beverage manufacturing and distribution business since 1902.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and the applicable prospectus supplement for general corporate purposes, which may include, but are not limited to, the redemption and repayment of outstanding indebtedness, investments in or extensions of credit to our subsidiaries, the financing of future acquisitions or capital expenditures, and working capital.

We may temporarily invest any net proceeds prior to their use for the above purposes in U.S. government or agency obligations, commercial paper, money market funds, taxable and tax-exempt notes and bonds, variable-rate demand obligations, short-term investment grade securities, bank certificates of deposit or repurchase agreements collateralized by U.S. government or agency obligations. We may also deposit the net proceeds with banks.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	Quarter Ended		Fiscal Year (1)
	March 30, 2014	March 31, 2013	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	1.61	2.01	2.38	2.42	2.36	2.65	2.46

(1)	The Company’s fiscal year ends on the Sunday nearest December 31. All years presented are 52-week years, except 2009, which was a 53-week year.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities that we may offer under this prospectus. We will provide additional terms of the debt securities in the applicable prospectus supplement.

The debt securities which we may offer under this prospectus will be issued under an indenture, dated as of July 20, 1994, between us and NationsBank of Georgia, National Association, as trustee, as amended, supplemented and restated in its entirety by a supplemental indenture, dated as of March 3, 1995, between us and NationsBank of Georgia, National Association. We refer to this indenture, as amended, supplemented and restated in its entirety, as the “Indenture.” By mutual agreement among the parties involved, as of September 15, 1995, Citibank, N.A. succeeded to all of the rights, powers, duties and obligations of NationsBank of Georgia, N.A., as trustee under the Indenture. On January 15, 2007, The Bank of New York Mellon Trust Company, N.A. succeeded to all of the rights, powers, duties and obligations of Citibank, N.A., as trustee under the Indenture. All references in this prospectus or in any applicable prospectus supplement to the “trustee” refer to The Bank of New York Mellon Trust Company, N.A. or to any other entity that may subsequently replace The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture.

The following description summarizes some of the provisions of the Indenture, including definitions of some of the more important terms therein. However, we have not described every aspect of the debt securities. You should refer to the actual Indenture for a complete description of its provisions and the definitions of terms used in it, because the Indenture, and not this description, will define your rights as a holder of the debt securities. Whenever we refer to particular sections or defined terms of the Indenture in this prospectus or in any applicable prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable prospectus supplement. The Indenture is an exhibit to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy of the Indenture for your review.

When used in this section, the terms the “Company,” “we,” “us,” and “our” refer solely to Coca-Cola Bottling Co. Consolidated and not to its consolidated subsidiaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that we may issue. We may issue debt securities (in one or more series) up to the principal amount authorized by us from time to time for each such series. The debt securities will be our unsecured obligations and will rank equally and ratably with all of our other existing and future unsecured and unsubordinated indebtedness.

The particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the Indenture applicable to the issue of debt securities, will be described in the applicable prospectus supplement. This description will contain all or some of the following, as applicable:

•	the title, aggregate principal amount and denominations of the offered debt securities;

•	whether the offered debt securities will be issued in whole or in part in global form and, if so, the name of the depositary;

•	the issue price or prices for the offered debt securities (expressed as a percentage of their aggregate principal amount);

•	the date or dates on which the principal of the offered debt securities is payable;

•	the applicable interest rate or rates (if any), and the date or dates from which any such interest will accrue;

•	the interest payment dates on which any such interest will be payable and the regular record date with respect thereto;

•	any obligation of us to redeem or repay the offered debt securities pursuant to sinking fund or similar provisions, or at the option of a holder of such securities, and the prices and other terms and conditions applicable to any such redemption or repurchase;

•	each office or agency for the payment of principal and any premium and interest on the offered debt securities (subject to the terms of the Indenture as described below under “—Payment and Paying Agents”);

•	each office or agency where the offered debt securities may be presented for registration of transfer or exchange (subject to the terms of the Indenture as described below under “—Denominations; Registration of Transfers and Exchange”);

•	the terms and conditions upon which the offered debt securities may be redeemed, in whole or in part, at our option, or repaid at the option of the holder, prior to stated maturity (including, in the case of an Original Issue Discount Security (as defined in the Indenture), the information necessary to determine the amount due upon redemption or repayment);

•	whether the offered debt securities will be issuable in any denominations other than $1,000 and any integral multiple thereof;

•	the portion of the principal amount of offered debt securities that shall be payable upon declaration of acceleration of maturity (if other than the principal amount thereof);

•	the application, if any, of either or both of the sections of the Indenture relating to defeasance to the offered debt securities; and

•	any other terms of the offered debt securities not inconsistent with the provisions of the Indenture.

We may issue debt securities as Original Issue Discount Securities. Original Issue Discount Securities bear no interest or bear interest at a below-market rate and will be sold at a substantial discount below their stated principal amount. Special federal income tax considerations applicable to any debt securities issued at an original issue discount, including Original Issue Discount Securities, will be described in the applicable prospectus supplement. Persons considering the purchase, ownership or disposition of any Original Issue Discount Securities should consult their own tax advisors concerning any special federal income tax or other consequences applicable to them with regard to such purchase, ownership or disposition of the debt securities, as well as any consequences arising under the laws of any other taxing jurisdiction.

Denominations; Registration of Transfers and Exchange

Debt securities of a given series will be issued only in definitive registered form without coupons in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the applicable prospectus supplement.

Debt securities may be presented for registration of transfer or for exchange (duly endorsed or accompanied by a written instrument of transfer duly executed), at the office of the security registrar or at the office of any transfer agent designated by us for any series of debt securities and referred to in the applicable prospectus supplement. Such transfer or exchange will be made without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Indenture names the trustee as the initial security registrar.

If any applicable prospectus supplement states that we have designated any transfer agents (in addition to the security registrar) with respect to any series of debt securities, we may at any time rescind the designation of such transfer agent(s) or approve a change in the location through which such transfer agent(s) act. We, however, will be required to maintain a transfer agent in each place where the principal of (and premium, if any) and interest in respect of any such series are payable. We may at any time designate additional transfer agents with respect to any series of debt securities.

If we redeem debt securities of any series, we will not be required to (A) issue, register the transfer of or exchange debt securities of such series during a period beginning at the opening of business 15 days before the mailing of the applicable notice of redemption and ending at the close of business on the day of such mailing, or (B) register the transfer of or exchange any debt security, or portion thereof, selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Payment of principal of (and premium, if any) and interest on debt securities will be made at the office of a paying agent or paying agents designated by us from time to time. We also may elect to pay interest by check mailed to the address of the person entitled thereto as such address appears in the security register. We will pay any interest due on debt securities on any interest payment date to the person in whose name such debt security is registered at the close of business on the regular record date for such interest.

The principal office of the paying agent will be designated as our paying agent for payments with respect to debt securities. Any other paying agents initially designated by us for the debt securities will be named in an applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place where principal and any premium or interest in respect of such series of debt securities are payable.

All moneys paid by us to the trustee or a paying agent for the payment of the principal of (and premium, if any) and interest on any debt security which remain unclaimed for two years after such amounts have become due and payable may be paid to us. Thereafter, the holder of such debt security, as a general unsecured creditor, may look only to us for payment of such amounts.

Global Securities

The debt securities of any series may be issued in the form of one or more fully registered securities in global form, a “global security.” Any such global security will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Such global securities will be issued in a denomination or aggregate denominations in an amount equal to the aggregate principal amount of all outstanding debt securities of the series represented by such global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for such global security to (A) a nominee of such depositary (or between such nominees) or (B) to a successor of such depositary or a nominee of such successor depositary.

The specific terms of the depositary arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, and the deposit of such global security with or on behalf of the applicable depositary, such depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). Such accounts will be designated (A) by the underwriters or agents for such debt securities or (B) by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants. The beneficial interests of participants in such global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary or its nominee for such global security. The ownership of beneficial interests in such global security by persons that hold through participants will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by such participant. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. The limitations imposed by these laws may impair the ability of owners to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner or holder of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by such global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Indenture provides that the depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in such global security desires to give any notice or take any action that a holder is entitled to give or take under the Indenture, the depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners who own through them.

Principal, premium, if any, and interest payments on individual debt securities represented by a global security held by a depositary or its nominee will be made by us to the depositary or its nominee, as the case may be, as the registered owner of such global security. None of we, the trustee or any paying agent for such debt securities will have any responsibility or liability for any aspect of the records of the depositary or any nominee or participant relating to, or payments made on account of, beneficial ownership interests in any such global security or securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We understand that, under existing industry practices, the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a definitive global security representing any of such debt securities, will credit immediately participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities. In addition, we may at any time and in our sole discretion (subject to any limitations described in the prospectus supplement relating to such debt securities) determine not to have the debt securities of a series represented by one or more global securities. In such event, we will issue individual debt securities of such series in definitive form in exchange for the global security or securities representing such series of debt securities.

Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us and to the depositary for such global security, receive debt securities of such series in definitive form. In any such instance, an owner of a beneficial interest in a global security will be entitled to have debt securities of the series represented by such global security equal in principal amount to such beneficial interest registered in such owner’s name and will be entitled to physical delivery of such debt securities in definitive form. Any debt securities so issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only without coupons.

Certain Covenants with Respect to Debt Securities

Certain Definitions Applicable to Covenants:

•	“Attributable Debt” is defined to mean the total net amount of rent required to be paid during the primary remaining term of certain leases, discounted at the rate per annum equal to the weighted average interest rate, or yield to maturity in the case of an Original Issue Discount Security, borne by the debt securities.

•	“Consolidated Net Tangible Assets” is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities and (2) our goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles as set forth in our most recent consolidated balance sheet.

•	“Principal Property” is defined to mean any building, structure or other facility, together with the land upon which it is erected and fixtures comprising a part thereof, used primarily for the bottling, canning, packaging, warehousing or distribution of soft drink or soft drink products, which is owned or leased by us or any Subsidiary, the gross book value of which (without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 3% of Consolidated Net Tangible Assets (other than any such facility which, in the opinion of our board of directors, is not materially important to the total business conducted by us and our Subsidiaries as an entirety).

•	“Restricted Subsidiary” is defined as a Subsidiary of us which (1) owned a Principal Property as of the date of the Indenture, or (2) acquires a Principal Property after such date from us or a Restricted Subsidiary other than for cash equal to such property’s fair market value as determined by our board of directors, or (3) acquires a Principal Property after such date by purchase with funds substantially all of which are provided by us or a Restricted Subsidiary or with the proceeds of indebtedness for money borrowed, which indebtedness is guaranteed in whole or in part by us or a Restricted Subsidiary, or (4) is a party to any contract with respect to the bottling, canning, packaging or distribution of soft drinks or soft drink products (unless such contract, in the opinion of our board of directors, is not materially important to the total business conducted by us and our Subsidiaries as an entirety).

•	“Subsidiary” of us is defined as a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us and/or one or more of our Subsidiaries.

Restrictions on Debt

We:

•	will not, and will not permit any Restricted Subsidiary to, incur or guarantee any evidence of any indebtedness for money borrowed (“Debt”) secured by a mortgage, pledge or lien (“Mortgage”) on any of our Principal Property or that of any Restricted Subsidiary, or on any share of capital stock or Debt of any Restricted Subsidiary, without securing or causing such Restricted Subsidiary to secure the debt securities equally and ratably with (or, at our option, prior to) such secured Debt, and

•	will not permit any Restricted Subsidiary to incur or guarantee any unsecured Debt or to issue any preferred stock, in each instance unless the aggregate amount of (A) all such Debt, (B) the aggregate preferential amount to which such preferred stock would be entitled on any involuntary distribution of assets and (C) all our Attributable Debt and that of our Restricted Subsidiaries in respect of sale and leaseback transactions involving Principal Properties (with the exception of transactions which are excluded as described below under “—Restrictions on Sales and Leasebacks”), would not exceed 10% of Consolidated Net Tangible Assets.

The above restrictions do not apply to any of the following, which will be excluded from Debt in any computation under such restrictions:

•	Debt secured by Mortgages on property of, or on any shares of capital stock or Debt of, any corporation, and unsecured Debt of any corporation, existing at the time such corporation becomes a Restricted Subsidiary;

•	Debt secured by Mortgages in favor of us or a Restricted Subsidiary and unsecured Debt payable to us or a Restricted Subsidiary;

•	Debt secured by Mortgages in favor of the United States of America, or any agency, department or other instrumentality thereof, to secure progress, advance or other payments pursuant to any contract or provision of any statute;

•	Debt secured by Mortgages on property, shares of capital stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation) or incurred within certain time limits to finance the acquisition thereof or construction thereon;

•	unsecured Debt incurred within certain time limits to finance the acquisition of property, shares of capital stock or Debt (other than shares of our capital stock or Debt) or to finance construction on such property;

•	Debt secured by Mortgages securing industrial revenue bonds; or

•	any extension, renewal or replacement of any Debt referred to in any of the foregoing exceptions.

In addition, the above restrictions do not apply to any issuance of preferred stock by a Restricted Subsidiary to us or another Restricted Subsidiary, provided that such preferred stock shall not thereafter be transferable to any person other than us or a Restricted Subsidiary.

Restrictions on Sales and Leasebacks

Neither we nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless, after giving effect to such transaction, the aggregate amount of all our Attributable Debt and that of our Restricted Subsidiaries with respect to all such transactions plus all Debt to which the covenant described in “—Restrictions on Debt” is applicable would not exceed 10% of Consolidated Net Tangible Assets.

This restriction does not apply to any of the following (which shall be excluded in any computation of Attributable Debt under such restriction) Attributable Debt with respect to any sale and leaseback transaction if:

•	the lease is for a period not in excess of three years, including renewal rights;

•	the sale or transfer of the Principal Property is made prior to, at the time of or within a specified period after the later of its acquisition or construction;

•	the lease secures or relates to industrial revenue or pollution control bonds;

•	the transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries; or

•

we or a Restricted Subsidiary, within 180 days after the sale or transfer is completed, applies to the retirement of our Funded Debt (as defined in the Indenture) or that of a Restricted Subsidiary ranking on a parity with or senior to the debt securities, or to the purchase of other property which will constitute Principal Property of a value at least equal to the value of the Principal Property leased in such sale and leaseback transaction, an amount not less than the greater of (A) the net proceeds of the sale of the Principal Property so leased, or (B) the fair market value of the Principal Property leased. In lieu of applying the proceeds of such sale to the retirement of Funded Debt, we may receive credit for (1) the principal amount of any debt securities (or other notes or debentures constituting our Funded

Debt or that of a Restricted Subsidiary) delivered within such 180-day period to the applicable trustee for retirement and cancellation, and (2) the principal amount of any other Funded Debt voluntarily retired within such 180-day period.

Consolidation, Merger, Conveyance or Transfer of Assets

The Indenture provides that we shall not consolidate with or merge into, or transfer or convey all or substantially all of our assets to, any person unless:

•	that person (including the successor corporation) is a corporation organized under the laws of the United States of America or any State or the District of Columbia;

•	that person (including the successor corporation) assumes by supplemental indenture all of our obligations on debt securities outstanding at that time; and

•	immediately after giving effect thereto, no Event of Default (as defined below), and no event which, after notice or lapse of time, would become an Event of Default shall have occurred and be continuing.

The Indenture further provides that no such consolidation or merger of us with or into any other corporation and no conveyance or transfer of all or substantially all of our property to any person may be made if, as a result, any of our Principal Property or that of any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions described under “—Certain Covenants with Respect to Debt Securities—Restrictions on Debt” unless the debt securities are secured equally and ratably with (or, at our option, prior to) the Debt secured by such Mortgage by a lien upon such Principal Property.

Events of Default and Remedies

The Indenture defines an “Event of Default” whenever used therein with respect to debt securities of any series as one or more of the following events:

•	default in the payment of interest, if any, on debt securities of such series for 30 days after becoming due;

•	default in the payment of principal of debt securities of such series when due;

•	default in the deposit of any sinking fund payment when and as due by the terms of offered debt securities;

•	default in the performance of any other covenant or warranty that continues for 60 days after notice;

•	certain events of bankruptcy, insolvency or reorganization;

•	a default under, or the acceleration of the maturity date of, any bond, debenture, note or other evidence of indebtedness of us or any Restricted Subsidiary (other than the debt securities of such series) or a default under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed and the expiration of any applicable grace period specified in such evidence of indebtedness, indenture or other instrument, if the aggregate amount of indebtedness with respect to which such default or acceleration has occurred exceeds $1.0 million; and

•	any other Event of Default provided with respect to debt securities of such series.

If any Event of Default described above shall occur and be continuing, then either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the offered debt securities to be due and payable immediately.

The Indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall notify the holders of debt securities of that series of all uncured defaults known to it (the term default to mean any event specified above which is, or after notice or lapse of time or both would become, an Event of Default with respect to the offered debt securities). Except, however, in the case of default in the payment of the principal of (or premium, if any) or interest on any debt securities or in the payment of any sinking fund installment with respect to the offered debt securities, the trustee is permitted to withhold such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities.

We are required annually to furnish the trustee with a certificate by certain of our officers stating whether or not, to the best of their knowledge, we are in default in the fulfillment of our covenants under the Indenture. If there has been a default in the fulfillment of any such covenant, the certificate must specify the nature and status of each such default.

The holders of a majority in principal amount of the outstanding offered debt securities (voting as one class) will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the offered debt securities, and to waive certain defaults.

The Indenture provides that, if an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in its exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of debt securities, unless such holders first offer to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Discharge, Defeasance and Covenant Defeasance

The applicable prospectus supplement will state whether any defeasance provision will apply to any offered debt securities which are the subject thereof.

The Indenture provides, if such provision is made applicable to the debt securities of any series, that we may elect either:

•	to defease and be discharged from any and all obligations with respect to such debt securities (except for the obligation to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust) (“defeasance”), or

•	to be released from our obligations under the debt securities with respect to certain cross-default provisions described in the fifth bullet point under “—Events of Default and Remedies” and the restrictions described under “—Certain Covenants with Respect to Debt Securities” (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest, if any, on such debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates for such payments. In the case of defeasance, the holders of such debt securities will be entitled to receive payments in respect of such debt securities solely from such trust. Such a trust may only be established if, among other things, we have delivered to the trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under the first bullet point above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. The applicable prospectus supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance with respect to the debt securities of a particular series.

Modification

Modification and amendments of the Indenture may be made by us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities issued under the Indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without the consent of each holder of any debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of the principal of or interest on, such debt security;

•	reduce the principal amount of (or premium, if any) or the interest, if any, on such debt security or the principal amount due upon acceleration of an Original Issue Discount Security;

•	change the place or currency of payment of the principal of (or premium, if any) or interest, if any, on such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to such debt security;

•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the Indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the Indenture or for waiver of certain defaults.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the Indenture. Its parent, The Bank of New York Mellon Corporation, has, and certain of its affiliates may from time to time have, banking and other relationships with us and certain of our affiliates.

The trustee may from time to time make loans to us and perform other services for us in the normal course of business. Under the provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), upon the occurrence of a default under an indenture, if a trustee has a conflicting interest (as defined in the Trust Indenture Act), the trustee must, within 90 days, either eliminate such conflicting interest or resign. Under the provisions of the Trust Indenture Act, an indenture trustee shall be deemed to have a conflicting interest, among other things, if the trustee is a creditor of the obligor. If the trustee fails either to eliminate the conflicting interest or to resign within 10 days after the expiration of such 90-day period, the trustee is required to notify security holders to this effect and any security holder who has been a bona fide holder for at least six months may petition the court to remove the trustee and to appoint a successor trustee.

Governing Law

The Indenture is, and the debt securities issued thereunder will be, governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

Under our Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), our board of directors (without any further vote or action by our stockholders) may authorize the issuance, in one or more series, of up to:

•	50,000 shares of convertible preferred stock having a par value of $100.00 per share;

•	50,000 shares of non-convertible preferred stock having a par value of $100.00 per share; and

•	20,000,000 shares of preferred stock having a par value of $0.01 per share (collectively, the “preferred stock”).

Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of preferred stock in series and to fix the number of shares included in such series and the designation, relative powers, preferences and rights, and the qualifications, limitations or restrictions thereof. As of the date of this prospectus, there were no shares of preferred stock issued and outstanding.

The description below summarizes certain general terms and provisions of each of the three classes of our preferred stock which we may offer under this prospectus. However, we have not described every aspect of the preferred stock. These summaries are subject to, and are qualified in their entirety by reference to, the Restated Certificate of Incorporation and the certificate of designations relating to each particular series of offered preferred stock, which will be filed with the SEC (and incorporated by reference in the registration statement) in connection with such offered preferred stock. We will provide additional terms for any series of preferred stock offered under this prospectus in the applicable prospectus supplement.

General

The offered preferred stock, when issued in accordance with the terms of the Restated Certificate of Incorporation and of the applicable certificate of designations and as described in the applicable prospectus supplement, will be fully paid and non-assessable.

To the extent not fixed in the Restated Certificate of Incorporation, the relative rights, preferences, powers, qualifications, limitations or restrictions of the offered preferred stock of any series will be as fixed by our board of directors pursuant to a certificate of designations relating to such series. The prospectus supplement relating to the offered preferred stock of each such series shall specify the terms thereof, including:

•	the class, series title or designation and stated value (if any) for such offered preferred stock;

•	the maximum number of shares of offered preferred stock in such series, the liquidation preference per share and the offering price per share for such series;

•	the dividend preferences and the dividend rates, periods and/or payment dates or methods of calculation thereof applicable to such offered preferred stock;

•	the date from which dividends on such offered preferred stock will accumulate, if applicable, and whether dividends will be cumulative;

•	the provisions for a retirement or sinking fund, if any, with respect to such offered preferred stock;

•	the provisions for redemption, if applicable, of such offered preferred stock;

•	the voting rights, if any, of shares of such offered preferred stock;

•	any listing of such offered preferred stock for trading on any securities exchange or any authorization of such offered preferred stock for quotation in an interdealer quotation system of a registered national securities association;

•	the terms and conditions, if applicable, upon which such offered preferred stock will be convertible into, or exchangeable for, any other of our securities, including the title of any such securities and the conversion or exchange price therefor;

•	a discussion of federal income tax considerations applicable to such offered preferred stock; and

•	any other specific terms, preferences, rights, limitations or restrictions of such offered preferred stock.

Subject to the terms of the Restated Certificate of Incorporation and to any limitations contained in the certificate of designations pertaining to any then-outstanding series of preferred stock, we may issue additional series of preferred stock at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our board of directors shall determine, all without further action of the stockholders, including the holders of any then-outstanding series of any class of our preferred stock.

Dividends

Holders of any series of offered preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of our funds legally available therefor, at such rate and on such dates as will be set forth in the applicable prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our board of directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

Liquidation Rights

The Restated Certificate of Incorporation provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of our merger or consolidation, no distributions will be made to holders of any class of our common stock until after payment or provision for payment of our debts or liabilities and any amounts to which holders of our preferred stock shall be entitled. The applicable prospectus supplement will specify the amount and type of distributions to which the holders of any series of offered preferred stock would be entitled upon the occurrence of any such event.

Redemption

If so stated in the applicable prospectus supplement, the offered preferred stock will be redeemable in whole or in part at our option, at the times, at the redemption prices and in accordance with any additional terms and conditions set forth in the prospectus supplement.

Voting Rights

Except as expressly required by applicable law, the holders of any series of offered preferred stock will not be entitled to vote on any matter submitted for approval by our stockholders.

Conversion

If shares of the offered preferred stock are convertible into any other class of our securities, the applicable prospectus supplement will set forth the applicable terms and conditions relating to such conversion.

Such terms will include the designation of the security into which the shares are convertible, the conversion price, the conversion period, whether conversion will be at the option of the holder or at our option, any events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the offered preferred stock. If the offered preferred stock is convertible into common stock or into any other of our securities for which there exists an established public trading market at the time of such conversion, such terms may include provisions for calculating the amount of such security to be received by the holders of the offered preferred stock according to the market price of such security as of a time stated in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK AND CLASS C COMMON STOCK

General

We may issue under this prospectus shares of our common stock or Class C common stock, either separately or together with or upon the conversion of or in exchange for other securities. If this prospectus is being delivered in connection with such an issuance, all of the details thereof will be set forth in the applicable prospectus supplement.

The description below summarizes certain general terms and provisions of our common stock and Class C common stock which we may offer under this prospectus, as well as certain general terms and conditions of our Class B common stock, which will not be offered under this prospectus. However, we have not described every aspect of the common stock, Class B common stock or Class C common stock. These summaries are subject to, and are qualified in their entirety by reference to, the following documents: (A) the Restated Certificate of Incorporation; (B) our Amended and Restated Bylaws (the “Bylaws”); and (C) the certificate of designations filed by us with respect to shares of any series of preferred stock which may be issued subsequent to the date of this prospectus (and as described in any applicable prospectus supplement). Copies of each of the Restated Certificate of Incorporation and the Bylaws are filed as exhibits to our Annual Report on Form 10-K.

In addition to the three classes of preferred stock described above, our authorized capital stock consists of:

•	30,000,000 shares of common stock, par value of $1.00 per share;

•	10,000,000 shares of Class B common stock, par value of $1.00 per share; and

•	20,000,000 shares of Class C common stock, par value of $1.00 per share.

As of April 30, 2014, we had issued and outstanding: (i) 7,141,447 shares of common stock and (ii) 2,129,862 shares of Class B common stock. As of the date of this prospectus, there were no shares of Class C common stock issued and outstanding.

The outstanding shares of common stock and Class B common stock are, and any shares of common stock or Class C common stock offered under this prospectus will be, upon issuance and payment therefor in accordance with the Restated Certificate of Incorporation and as described in the applicable prospectus supplement, fully paid and non-assessable.

Voting Rights

Except to the extent otherwise provided by law, holders of common stock, Class B common stock and Class C common stock vote together as a single voting group on any matters brought before our stockholders. Holders of common stock are entitled to one (1) vote per share on all such matters, while holders of Class B common stock are entitled to twenty (20) votes per share on all such matters and holders of Class C common stock are entitled to one-twentieth (1/20) vote per share on all such matters. Neither common stock, Class B common stock nor Class C common stock possess any cumulative voting rights under the Restated Certificate of Incorporation.

Under the Restated Certificate of Incorporation, we may not change the relative rights, preferences, privileges, restrictions, dividend rights, voting powers or other powers of the common stock, Class B common stock or Class C common stock without approval by the holders of each class of stock adversely affected thereby (voting as a separate class). Such approval requires the affirmative vote of not less than two-thirds (2/3) of all the votes entitled to be cast by the holders of each such class of stock. In the case, however, of a proposed increase in the authorized number of shares of common stock, Class B common stock or Class C common stock, the Restated Certificate of Incorporation requires approval by a majority of all the votes entitled to be voted by holders of common stock, Class B common stock and Class C common stock, voting together as a single class.

Dividends

General

Subject to any prior rights of holders of any then-outstanding shares of preferred stock, and to the provisions regarding relative dividend rights discussed below, holders of all three classes of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. See also “Description of Preferred Stock—Dividends.”

Relative Dividend Rights

Holders of Class B common stock are entitled to receive such dividends, including stock dividends (if any), in such amounts and at such rates per share as may be declared by our board of directors out of funds legally available therefor; provided, however, that any such dividends may not exceed any such dividends declared and paid to holders of common stock. Holders of common stock are entitled to receive such dividends, including stock dividends (if any), in such amounts and at such rates as may be declared by our board of directors out of funds legally available therefor. Dividends declared and paid to holders of common stock may exceed any dividends declared and paid to holders of Class B common stock. A dividend of shares may be declared and paid in common stock to holders of common stock and in Class B common stock to holders of Class B common stock, if the number of shares paid per share to holders of common stock and Class B common stock are the same.

Any dividends declared and paid on common stock and Class C common stock must be equal in amount or value and may exceed, but not be less than, any such dividends declared and paid to holders of Class B common stock. Dividends of shares of common stock may be paid to holders of common stock and Class C common stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Similarly, dividends of shares of Class B common stock may be paid to holders of common stock and Class C common stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Dividends of shares of Class C common stock may be paid to holders of common stock and Class C common stock only, or to holders of all classes of our common stock if the number of shares paid per share to such holders is the same. Additionally, a dividend of common stock may be paid to holders of common stock simultaneously with a dividend of Class B common stock to holders of Class B common stock and a dividend of Class C common stock to holders of Class C common stock, provided that the number of shares paid per share to holders of each such class is the same.

If only shares of Class B common stock and Class C common stock are outstanding, then a dividend of shares of Class C common stock, Class B common stock or common stock may be declared and paid to holders of Class C common stock only or to holders of Class B common stock and Class C common stock if the number of shares paid per share to such holders is the same; provided that a dividend of shares of Class B common stock may be paid to holders of Class B common stock while holders of Class C common stock receive common stock or Class C common stock if the number of shares paid to such holders is the same. Additionally, if only shares of Class B common stock and Class C common stock are outstanding, a dividend of shares of common stock or Class B common stock may be declared and paid to holders of Class B common stock, provided that a dividend of shares of common stock or Class C common stock is declared and paid to holders of class C common stock and the number of shares paid per share to such holders is the same.

If only shares of common stock and Class C common stock are outstanding, then a dividend of shares of common stock, Class B common stock, or Class C common stock may be declared and paid to the holders of both common stock and Class C common stock; provided that the number of shares paid per share to such holders is the same. Additionally, if only shares of common stock and Class C common stock are outstanding, a dividend of common stock may be paid to holders of common stock and a dividend of Class C common stock paid to holders of Class C common stock if the number of shares paid per share to such holders is the same.

Preemptive Rights

Generally, holders of the common stock, Class B common stock and Class C common stock do not have any preemptive or other rights to subscribe for additional shares of any class of our capital stock. If, in the future, we take any action that gives such rights to holders of any shares of common stock, Class B common stock or Class C common stock, the terms of such rights will be described in an applicable prospectus supplement.

Liquidation Rights

The Restated Certificate of Incorporation provides that, in the event of our liquidation or dissolution, or a winding up of our affairs, whether voluntary or involuntary, or in the event of our merger or consolidation, no distributions will be made to holders of any class of our common stock until after payment or provision for payment of our debts or liabilities, plus any amounts payable to holders of shares of any then-outstanding class of preferred stock. After we make such payments (or provisions therefor), holders of the common stock, Class B common stock and Class C common stock would be entitled to share ratably (i.e., an equal amount of assets for each share of such stock) in the distribution of our remaining assets.

Conversion Rights

Shares of common stock and Class C common stock do not possess any conversion rights. Shares of Class B common stock are convertible, at the option of the holder and without the payment of any additional consideration to us, into shares of common stock on a one share for one share basis. Shares of Class B common stock are not convertible into shares of Class C common stock.

Transferability and Public Trading Market

There are no restrictions on the transferability of shares of common stock, Class B common stock or Class C common stock. The common stock currently trades on The NASDAQ Global Select Market under the symbol “COKE.” Neither the Class B common stock nor the Class C common stock is currently listed for trading on any securities exchange or authorized for quotation in an interdealer quotation system of a registered national securities association.

Other Factors

Provision Regarding Redemption or Call of Class C Common Stock

The Restated Certificate of Incorporation specifically provides that shares of the Class C common stock shall not be made subject to any redemption or call by us.

Stock Splits and Reverse Stock Splits

The Restated Certificate of Incorporation provides that, except for dividends of our stock, which are governed by the provisions described above, shares of Class B common stock outstanding at any time shall not be split up or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof issued and outstanding, unless at the same time the shares of common stock are split up or subdivided in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class) between the holders of common stock and Class B common stock as existed on the record date of any such transaction.

Except in the case of dividends of our stock, the Restated Certificate of Incorporation also provides that, if shares of common stock and Class B common stock outstanding at any time are split or subdivided, whether by stock distribution, reclassification, recapitalization or otherwise, so as to increase the number of shares thereof issued and outstanding, then the shares of Class C common stock shall be split or subdivided in like manner, in order to maintain the same proportionate equity ownership (i.e., the same proportion of shares held by each class)

among the holders of common stock, Class B common stock and Class C common stock as existed on the date prior to such split or subdivision. Similarly, if shares of Class C common stock shall be split or subdivided in any manner, then all other outstanding classes of our common stock shall be proportionately split or subdivided.

In the case of reverse splits, the Restated Certificate of Incorporation provides that shares of common stock outstanding at any time shall not be reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding, unless at the same time the shares of Class B common stock are reverse split or combined in like manner in order to maintain the same proportionate ownership between the holders of common stock and Class B common stock as existed on the record date of any such transaction.

The Restated Certificate of Incorporation also provides that if shares of common stock and Class B common stock outstanding at any time are reverse split or combined, whether by reclassification, recapitalization or otherwise, so as to decrease the number of shares thereof issued and outstanding, then the shares of all other classes of our common stock also shall be reverse split or combined in like manner in order to maintain the same proportionate ownership (i.e., the same proportion of shares held by each class) between the holders of common stock, Class B common stock and Class C common stock as existed on the date prior to the reverse split or combination. Similarly, if shares of Class C common stock are reverse split or combined in any manner, all other outstanding classes of our common stock shall be proportionately reverse split or combined.

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”) regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an “interested stockholder,” unless:

•	before the person became an “interested stockholder,” the board of directors of the corporation approved either the transaction that would result in a business combination or the transaction which resulted in the stockholder becoming an “interested stockholder”;

•	upon consummation of the transaction which resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•	at or after the time the person became an “interested stockholder,” the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the “interested stockholder.”

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or any majority-owned subsidiary, transactions which increase an “interested stockholder’s” percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt by the “interested stockholder” of various financial benefits provided by or through the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an “interested stockholder.”

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	through agents; or

•	directly to purchasers.

The prospectus supplement with respect to each offering of securities will set forth the specific plan of distribution and the terms of the offering, including:

•	the names of any underwriters, dealers or agents;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	the use of the net proceeds;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

We may designate agents to solicit purchases for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at the market offerings.”

We may offer these securities to the public through underwriting syndicates represented by managing underwriters or through underwriters without a syndicate. If underwriters are used, we will enter into an underwriting agreement with the underwriters at the time of the sale of the securities and the securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to customary conditions precedent and the underwriters will be obligated to purchase all the offered securities if any of the securities are purchased. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Underwriters and agents may from time to time purchase and sell the securities described in this prospectus and the applicable prospectus supplement in the secondary market, but are not obligated to do so. No assurance can be given that there will be a secondary market for the securities or liquidity in the secondary market if one develops. From time to time, underwriters and agents may make a market in the securities.

In order to facilitate the offering of the securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of these securities or any other securities the prices of which may be used to determine payments on these securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the debt securities for their own accounts. In addition, to cover over-allotments or to stabilize the price of the securities or of any other securities, the underwriters may bid for, and purchase, the securities or any other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering, if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters are not required to engage in these activities, and may suspend or terminate any of these activities at any time.

Underwriters named in an applicable prospectus supplement are, and dealers and agents named in an applicable prospectus supplement may be, deemed to be “underwriters” within the meaning of the Securities Act in connection with the securities offered thereby, and any discounts or commissions they receive from us and any profit on their resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters, dealers or agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments they may be required to make. Underwriters, dealers or agents and their respective affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

If indicated in an applicable prospectus supplement, we may authorize dealers acting as our agents to solicit offers from some institutions to purchase our securities at the public offering price given in that supplement under “Delayed Delivery Contracts” providing for payment and delivery on the date or dates stated in such supplement. Each contract will be for an amount not less than, and the aggregate principal amount of securities sold under the contracts will not be less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except that:

•	the purchase by an institution of the securities covered by its contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and

•	if the securities are being sold to underwriters, we will have sold to the underwriters the total principal amount of the securities less the principal amount covered by contracts.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the applicable prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The applicable prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against and contribution toward certain civil liabilities, including liabilities under the Securities Act and may be customers of, engage in transactions with or perform services for us or our subsidiaries and affiliates in the ordinary course of business.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list any series of debt securities on a securities exchange.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your securities may be more or less than three scheduled business days after the trade date for your securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Moore & Van Allen PLLC, Charlotte, North Carolina. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended December 29, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Any statement made by us in this prospectus concerning a contract, agreement or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement and the documents that we reference below under the caption “Information Incorporated by Reference” for a more complete understanding of the contract, agreement or other document. Each such statement is qualified in all respects by reference to the contract, agreement or other document to which it refers.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F. Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s web site at http://www.sec.gov and at the offices of the NASDAQ Global Select Market located at 1735 K. Street, N.W., Washington, D.C. 20006.

We make available free of charge through our web site at http://www.cokeconsolidated.com copies of the reports, proxy statements and other information we file with the SEC. The information on our web site is not a part of this prospectus or any applicable prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus and any prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC):

(1) our Annual Report on Form 10-K for the fiscal year ended December 29, 2013;

(2) our Quarterly Report on Form 10-Q for the quarter ended March 30, 2014;

(3) our Current Report on Form 8-K filed on May 9, 2014; and

(4) the description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on January 29, 1973, including any amendment or report filed for the purpose of updating such description.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus or any prospectus supplement to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference in that document. Such requests should be directed to the attention of our Corporate Secretary at the following address and telephone number:

Coca-Cola Bottling Co. Consolidated

4100 Coca-Cola Plaza

Charlotte, North Carolina 28211

Telephone: (704) 557-4400

$350,000,000

3.800% Senior Notes due 2025

Prospectus Supplement

Joint Book-Running Managers

Citigroup

J.P. Morgan

Wells Fargo Securities

Co-Manager

BB&T Capital Markets

November 20, 2015